Exhibit 99.1
RXi Pharmaceuticals Announces $16.2 Million Registered Direct Financing
Financing significantly strengthens operating cash position
Worcester, MA, March 23, 2010 – RXi Pharmaceuticals Corporation (Nasdaq: RXII), a biopharmaceutical company pursuing the development and commercialization of proprietary therapeutics based on RNA interference (RNAi), announced today that it has obtained commitments from several investors to purchase approximately 2.7 million shares of its common stock at $6.00 per share and warrants to purchase approximately 540,000 shares of its common stock for gross proceeds of approximately $16.2 million. The investors have agreed to purchase the shares and warrants for $6.00 per unit (each unit consisting of one share and a warrant to purchase 0.2 shares of common stock). The exercise price of the warrants will be $6.00 per share. The warrants will be exercisable at any time on or after the sixth-month anniversary of the closing date through and until the 78-month anniversary of the closing of the offering.
The offering is expected to close on or about March 26, 2010 subject to the satisfaction of customary closing conditions. Proceeds from the transaction will be used to meet working capital needs and for general corporate purposes, as well as for the repurchase of approximately 675,000 shares of RXi stock from CytRx at a price of $5.70 per share.
“We believe that this offering enables us to accelerate the progression of our pipeline and to continue to leverage our unique and powerful RNAi therapeutic platform,” said Noah D. Beerman, President and Chief Executive Officer of RXi. “In addition, we have taken the opportunity to reduce CytRx’s ownership position in RXi. Closing this financing meets one of the key operational goals for RXi in 2010 and is a significant step in our efforts to build a premier biopharmaceutical company.”
Rodman & Renshaw, LLC, a subsidiary of Rodman & Renshaw Capital Group, Inc. (Nasdaq: RODM) acted as the exclusive placement agent for the offering.
A shelf registration statement relating to the shares of common stock issued in the offering has been filed with the Securities and Exchange Commission (the “SEC”) and has been declared effective. A prospectus supplement relating to the offering will be filed with the SEC. Copies of the prospectus supplement and accompanying prospectus may be obtained directly from RXi by contacting RXi Pharmaceuticals Corporation, 60 Prescott Street, Worcester, MA 01605, from Rodman & Renshaw, LLC by calling 212-356-0549 or from the SEC’s website, www.sec.gov. This announcement is neither an offer to sell nor a solicitation of an offer to buy any of our shares of common stock. No offer, solicitation or sale will be made in any jurisdiction in which such offer, solicitation or sale is unlawful.
About RXi Pharmaceuticals Corporation
RXi Pharmaceuticals is a discovery-stage biopharmaceutical company pursuing the development and commercialization of proprietary therapeutics based on RNA interference (RNAi) for the treatment of human diseases. RXi has a comprehensive therapeutic platform that includes both RNAi compounds and advanced delivery methods. RXi uses its own version of RNAi compounds — rxRNA™ — that provide an advanced alternative to conventional small interfering RNAs (siRNAs) and define the next generation of RNAi technology. rxRNA compounds are designed specifically for therapeutic use and contain many of the properties required to progress RNAi based drugs into the clinic. RXi Pharmaceuticals believes it is well positioned to compete successfully in the RNAi-based therapeutics market with its accomplished scientific advisors, including Dr. Craig Mello, recipient of the 2006 Nobel Prize for his co-discovery of RNAi; a management team that is experienced in developing RNAi products; and a strong early intellectual property position in RNAi chemistry and delivery. www.rxipharma.com
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the offering. These forward-looking statements involve significant risks, uncertainties and assumptions, including the risk that the offering does not close. RXi Pharmaceuticals Corporation does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release.
CONTACT:
RXi Pharmaceuticals
Investor Relations
508-929-3615
ir@rxipharma.com
or
Investors
S. A. Noonan Communications
Susan Noonan
212-966-3650
susan@sanoonan.com
or
Media
Rx Communications Group
Eric Goldman
917-322-2563
egoldman@rxir.com